Exhibit 10.2
SENIOR NOTE

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL
DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE
GOVERNMENT AGENCY.

THIS SENIOR NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAW OR ANY
OTHER APPLICABLE SECURITIES LAW. NEITHER THIS SENIOR NOTE NOR ANY
INTEREST OR PARTICIPATION THEREIN MAY BE REOFFERED, SOLD, ASSIGNED,
TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE
ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT
FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE
SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

$500,000	San Francisco, California February 13, 2009

Belvedere SoCal, a California corporation (the "Company") promises to pay to the order of Belvedere Capital Fund II L.P. (the "Purchaser"), at the Company's office at One Maritime Plaza, Suite 825, San Francisco, CA 94111 in lawful money of the United States of America, the principal amount of $500,000, together with interest on the part of the principal amount from time to time remaining unpaid from this date until such principal is paid at the rate provided below.

The principal of this Senior Note (the "Note") shall be due and payable in full on July 1, 2009 (the "Final Maturity Date").

The interest on this Note shall be due and payable quarterly as it accrues on the first day of April and July until this Note is paid in full, commencing on the first such day next succeeding this date. In the sole discretion of Purchaser and upon three business days prior notice to the Company, any quarterly interest payment may be deferred and paid on the Final Maturity Date

Interest on this Note shall be based on a fixed rate of 15 % per annum. The amount of interest payable for any interest period shall be computed on the basis of the actual number of days in such interest period divided by 360.

On –March 15, 2009, the Company will pay Purchaser a $10,000 transaction fee in connection with its purchase of the Note.

The Company shall have the right and privilege of prepaying all or any part of this Note at any time without notice or penalty and all pre-payments on this Note shall be applied first to accrued interest and the balance, if any, to principal.

The indebtedness of the Company evidenced by this Note, including the principal and interest, shall be (i) subordinate and junior in right of payment to that certain promissory note dated as of March 18, 2008 to Pacific Coast Bankers' Bank (the "PCBB Note") and (ii) deemed to be "Senior Indebtedness" for purposes of Fixed Rate Junior Subordinated Deferrable Interest Rate Debentures issued pursuant to that certain Indenture dated as of January 31, 2008 (the "Trust Preferred"). In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of the Company, whether voluntary or involuntary, then (A) the PCBB Note shall be preferred in payment over the Note and (B) the Note shall be preferred in payment over the Trust Preferred.

Upon the occurrence of one or more Events of Default (as defined below), the holder of this Note may, by written notice to the Company in the manner set forth below, declare all sums of principal and interest then remaining unpaid on this Note immediately due and payable in full. Presentment, demand, protest and all other notices of any kind are hereby expressly waived.

An "Event of Default" shall exist if any of the following occurs and is continuing:

(a)
a court of competent jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(b)
the Company shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors;

(c)
any bank regulatory agency or agencies having authority over the Company's banking subsidiaries (the "Banks") cancels each of their charters, revokes or suspends each of their licenses to engage in the banking business, seizes control of each of the Banks, or declares each of the Banks insolvent and such action is not withdrawn or reversed within 10 days; or

(d)	upon the occurrence of any event of default in connection with the PCBB Note or the Trust Preferred.

At any time after such declaration of default has been made but before any judgment or decree for payment of money due on this Note has been obtained by the Note holder, the holder may, by written notice to the Company, rescind and annul such declaration and its consequences if all Events of Default have been cured or waived. No such rescission or annulment shall affect any subsequent default or impair any right with respect thereto.

Notice of default shall be in writing, signed by the holder of this Note, and shall set forth with reasonable specificity the event or events of default on which the Note holder bases its declaration of default.

At the option of Purchaser and at any time prior to the Final Maturity Date, the Note shall be convertible, in whole or in part, into, at the discretion of the Purchaser, either shares of the Company's (A) common stock or (B) Series A Non-Cumulative Perpetual Preferred Stock ("Series A Stock"). Purchaser shall effect a conversion by delivering to Company a notice of conversion specifying therein the principal amount of the Note to be converted and the date on which such conversion shall be effected. In connection with a conversion into common stock, the conversion price shall be a 20% premium to the fair value of the common stock as determined by independent appraisal as of the proposed date of conversion. In connection with a conversion into Series A Stock, the conversion price shall be $25.00 per share.

This Note shall be governed by, and construed and interpreted in accordance with the laws of the State of California.

BELVEDERE SOCAL

By: /s/ William Baribault

Name: William Baribault

Title: CEO